Exhibit 99.2

AMENDMENT NO. 7 TO PREFERRED SHARES RIGHTS AGREEMENT

THIS AMENDMENT NO. 7 TO PREFERRED SHARES RIGHTS AGREEMENT (this “Amendment”), dated as of November 19, 2025, is between BAB, Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC (“EQ”), as successor to IST Shareholder Services as successor Rights Agent (“IST”).

WHEREAS, pursuant to Section 27 of the Preferred Shares Rights Agreement, the Company desires to amend the Preferred Shares Rights Agreement in order to revise the Final Expiration Date as set forth below;

NOW, THEREFORE, the Preferred Shares Rights Agreement is hereby amended as follows:

1.	Section 1 (y) “Final Expiration Date” is hereby amended in its entirety to read as follows:

(y) “Final Expiration Date” means the sixteenth anniversary of the date of this Agreement.

2.	Certification.

The Company certifies that this Amendment complies with Section 27 of the Rights Agreement.

3.	Effectiveness.

This Amendment shall be deemed effective as of November 19, 2025. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

4.	Miscellaneous.

This Amendment shall be deemed to be a contract made under the laws of the state of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused the Amendment to be duly executed as of the date set forth above.

BAB, INC.

By:	/s/ Michael K. Murtaugh
Name:	Michael K. Murtaugh
Title:	General Counsel and Secretary

EQUINITI TRUST COMPANY, LLC (f/k/a AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC)

By:	/s/ Sharon Best-Jhagroo
Name:	Sharon Best-Jhagroo
Title:	SVP, Relationship Director